Exhibit 99.1

NasdaqGM: CECE	NEWS RELEASE

CECO ENVIRONMENTAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

SIGNIFICANTLY IMPROVED QUARTERLY AND YEAR OVER YEAR OPERATING MARGINS

CINCINNATI, OHIO, March 10, 2011 - CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced fourth quarter and full year financial results for the period ended December 31, 2010.

Financial highlights for the fourth quarter of 2010 compared to the fourth quarter of 2009 include:

Net sales from continuing operations were $36.9 million in 2010 as compared to $36.6 million in 2009;

Gross profit from continuing operations was $8.5 million in 2010 as compared to $7.8 million in 2009;

Gross margin increased by 1.6 percentage points to 23.0% in 2010 from 21.4% in 2009;

Selling and administrative expenses in 2010 decreased by $0.4 million to $6.7 million as compared to $7.1 million in 2009;

Operating income from continuing operations was $1.4 million in 2010 as compared to an operating loss of $16.5 million in 2009. The non-GAAP adjusted operating income in 2009, excluding the goodwill impairment charge of $17.1 million, was $0.6 million;

Operating margin increased to 3.9% in 2010 compared to less than 1.0% non-GAAP operating margin in 2009 (excluding goodwill impairment charges);

Net income was $0.7 million in 2010 as compared to a net loss of $14.1 million in 2009. Excluding the goodwill adjustment, the non-GAAP adjusted net income in 2009 was $0.2 million;

Net income per diluted share was $0.05 in 2010 as compared to a net loss per diluted share of $0.97 in 2009. Excluding the goodwill impairment adjustment, non-GAAP adjusted net income per share in 2009 would have been $0.02 per share; and

Bank debt at December 31, 2010 was zero and cash and cash equivalents was $5.8 million.

Our backlog as of December 31, 2010 was $54.3 million compared to $66.5 million as of December 31, 2009. This decline is due in large part as a result of the strategic initiative implemented in 2010 to focus on higher margin backlog with shorter cycles which will generate higher gross margins than previous years.

Financial highlights for the twelve months ended December 31, 2010 compared to twelve months ended December 31, 2009 include:

Net sales from continuing operations were $140.6 million in 2010 as compared to $139.0 million in 2009;

Gross profit from continuing operations was $32.7 million in 2010 as compared to $30.9 million in 2009;

Gross margin was 23.2% in 2010 compared to a gross margin in 2009 of 22.3%

Selling and administrative expenses in 2010 decreased by $1.4 million to $27.5 million as compared to $28.9 million in 2009;

Operating income from continuing operations was $5.0 million in 2010 as compared to an operating loss of $15.8 million in 2009. The non-GAAP adjusted operating income in 2009, excluding the goodwill impairment charge of $17.1 million, was $1.3 million;

Operating margin in 2010 was 3.6% compared to less than 1.0% in 2009;

Net income was $2.1 million in 2010 as compared to a net loss of $15.0 million in 2009. Excluding the goodwill impairment adjustment, non-GAAP adjusted net loss in 2009 was $0.7 million; and

Net income per diluted share was $0.15 in 2010 as compared to a net loss per diluted share of $1.06 in 2009. Excluding the goodwill impairment adjustment, the non-GAAP adjusted loss per diluted share in 2009 was $0.05.

“We are very pleased with the operational excellence, streamlining and global sales expansion that was realized in 2010. CECO today is a leaner, stronger and more global company than a year ago and we look forward to continued growth in revenue, operating income and cash flow generation.” commented Jeff Lang, CECO’s Chief Executive Officer. “We’ve successfully optimized and pruned the overall asset portfolio and while our base is a little smaller entering 2011, our operating income and gross margin potential is much greater. In addition, our backlog today has much stronger expected gross margins than in previous years. I’m excited with our strong CECO product brand names and the improving demand for air pollution control products and services. We are positioned well for the future of this global sector.”

CECO will hold a conference call to discuss its 2010 fourth quarter and year end results on Thursday, March 10, 2010 at 8:30 a.m. Eastern Standard Time.

Dial in number: 866.272.9941

International: 617.213.8895

Passcode: 95867951

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information please visit the Company’s website at http://www.cecoenviro.com

Contact:

Corporate Information

Jeff Lang, CECO Environmental Corp. Email: investors@cecoenviro.com

1-800-333-5475

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

CECO Environmental Corp.

Condensed Consolidated Statement of Operations

(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net sales	$36,945	$36,589	$140,602	$138,985
Cost of sales	28,436	28,744	107,949	108,043

Gross profit	8,509	7,845	32,653	30,942
Selling & administrative	6,726	7,110	27,512	28,903
Amortization	123	141	501	759
Goodwill impairment charge	—	17,110	—	17,110
Loss (gain) on sale of operating equipment	212	—	(396)	—

Operating income (loss)	1,448	(16,516)	5,036	(15,830)
Other (expense)	(14)	(214)	(135)	(760)
Interest expense	(283)	(286)	(1,225)	(1,321)

Income (loss) from continuing operations before tax	1,151	(17,016)	3,676	(17,911)
Income tax expense (benefit)	363	(2,831)	1,371	(3,144)

Net income (loss) from continuing operations	788	(14,185)	2,305	(14,767)
Net (loss) income - discontinued operations, net of tax	(45)	101	(200)	(265)

Net income (loss)	$743	($14,084)	$2,105	($15,032)

Per share data:
Net income (loss) from continuing operations per basic share	$0.06	($1.00)	$0.16	($1.04)

Net income (loss) from continuing operations per diluted share	$0.05	($1.00)	$0.16	($1.04)

Net income (loss) per basic share	$0.05	($0.99)	$0.15	($1.06)

Net income (loss) per diluted share	$0.05	($0.99)	$0.15	($1.06)

Basic shares	14,318,739	14,289,331	14,308,130	14,221,095
Diluted shares	17,118,416	14,289,331	17,102,357	14,221,095

	12/31/2010	12/31/2009
Selected balance sheet data:
Cash & cash equivalents	$5,792	$1,393
Bank debt	-0-	2,707

CECO Environmental Corp.

Supplemental Financial Information

(unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Reconciliation of GAAP operating income:
Operating income (loss) in accordance with GAAP	$1,448	($16,516)	$5,036	($15,830)
Goodwill impairment charge	—	17,110	—	17,110

Non-GAAP operating income	$1,448	$594	$5,036	$1,280

	Three months ended		Twelve months ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Reconciliation of GAAP net income (loss):
Net income (loss) in accordance with GAAP	$743	($14,084)	$2,105	($15,032)
Goodwill impairment charge	—	17,110	—	17,110
Tax benefit of goodwill impairment	—	(2,800)	—	(2,800)

Non-GAAP net income (loss)	$743	$226	$2,105	($722)

Per share data:
Non-GAAP net income (loss) per basic share	$0.05	$0.02	$0.15	($0.05)
Non-GAAP net income (loss) per diluted share	$0.05	$0.02	$0.15	($0.05)

CECO is providing the non-GAAP historical financial measures presented above as the Company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of CECO’s core operations. A “non-GAAP financial measure” is a numerical measure of a company’s historical financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations.

Non-GAAP operating income, non-GAAP adjusted net income and non-GAAP net income per diluted share, as we present them in the financial data included in this press release, have been adjusted to exclude the effects of our 2009 fourth quarter goodwill impairment charge and associated tax benefit. Management believes that excluding these items better reflects its operating performance as these non-GAAP figures exclude the effects of certain non-recurring or non-cash expenses. Management believes that these items are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the Company’s results over multiple periods. Our financial statements may continue to be affected by items similar to those excluded in the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

Non-GAAP operating income, non-GAAP net income and non-GAAP earnings per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of CECO’s results as reported under GAAP.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the tables above present the most directly comparable GAAP financial measure and reconcile non-GAAP operating income, non-GAAP net income and non-GAAP adjusted net income per diluted share to the comparable GAAP measures.